Exhibit 3.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS

OF

PHARMACOPEIA, INC.

Effective as of December 17, 2007

In accordance with Article 9 of the Amended and Restated Bylaws of Pharmacopeia, Inc. (the “Bylaws”) and Article 6 of the Amended and Restated Certificate of Incorporation of Pharmacopeia, Inc., the Board of Directors has approved the following amendments to the Bylaws:

The first paragraph of Section 8.3 shall be amended and restated in its entirety to read as set forth below:

“8.3.  SHARES OF STOCK; PARTLY PAID SHARES

The shares of the Corporation shall be represented by certificates, provided that the board of directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates and, upon written request to the transfer agent or registrar of the Corporation, every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice-chairman of the board of directors, or the president or vice-president, and by the chief financial officer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.”

Section 8.4 shall be renamed as set forth below:

“8.4.  SPECIAL DESIGNATION ON CERTIFICATES OR UPON REQUEST; IDENTICAL RIGHTS OF CERTIFICATED AND UNCERTIFICATED SHARES”

Section 8.4 shall be amended to add at the end of the section the following paragraph as set forth below:

“Within a reasonable amount of time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 8.4 or Section 156, 202(a) or 218(a) of the DGCL or with respect to this Section 8.4 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Except as otherwise provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.”

Section 8.5 shall be amended and restated in its entirety to read as set forth below:

“8.5.  LOST CERTIFICATES

Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and canceled at the same time; provided, however, that if such shares have ceased to be certificated, a new certificate shall be issued only upon written request by the owner to the transfer agent or registrar of the Corporation. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.”

Section 8.10 shall be amended and restated in its entirety to read as set forth below:

“8.10.  TRANSFER OF STOCK

Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these bylaws.  Transfers of stock shall be made on the books of the Corporation, and (a) in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or (b) in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement.  With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof.  No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.”

This Amendment No. 1 shall be effective as of the date first written above and it shall be filed with the books and records of the Corporation.

PHARMACOPEIA, INC.

By:	/s/ Stephen C. Costalas
Name: Stephen C. Costalas
Title: Executive Vice President, General Counsel and Secretary